STOCK PURCHASE AGREEMENT

Agreement entered into effective December 1, 2007, by and among RemoteMDx, Inc., a Utah corporation (the "Buyer"), and David M. Rothbart, an individual residing in the State of Mississippi (the "Seller").  The Buyer and the Seller are referred to collectively herein as the "Parties."

The Seller owns all of the outstanding capital stock of Court Programs, Inc., a Mississippi corporation ("CPI"), Court Programs of Northern Florida, Inc., a Florida corporation (“CPNF”), and Court Programs of Florida, Inc., a Florida corporation (“CPF”). CPI, CPNF, and CPF are sometimes referred to individually as a “CP Entity” and collectively in this Agreement as the “CP Entities”.

This Agreement contemplates a transaction in which the Buyer will purchase from the Seller, and the Seller will sell to the Buyer, a minimum of 51% and up to 100% of the outstanding capital stock of the CP Entities in return for cash and shares of Buyer’s common stock or a combination thereof.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.	Definitions.

"Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

"Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

"Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

"Affiliated Group" means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local or foreign law.

“Auditor” means the independent registered public accounting firm selected by Buyer.

"Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

"Buyer" has the meaning set forth in the preface above.

"Closing" has the meaning set forth in Section 2(c) below.

"Closing Date" has the meaning set forth in Section 2(c) below.

"COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state law.

"Code" means the Internal Revenue Code of 1986, as amended.

"Confidential Information" means any information concerning the businesses and affairs of the CP Entities that is not already generally available to the public.

"Controlled Group" has the meaning set forth in Code §1563.

"Deferred Intercompany Transaction" has the meaning set forth in Reg.  §1.1502-13.

"Disclosure Schedule" has the meaning set forth in Section 4 below.

"Employee Benefit Plan" means any "employee benefit plan" (as such term is defined in ERISA §3(3)) and any other material employee benefit plan, program or arrangement of any kind.

"Employee Pension Benefit Plan" has the meaning set forth in ERISA §3(2).

"Employee Welfare Benefit Plan" has the meaning set forth in ERISA §3(1).

"Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" means each entity which is treated as a single employer with any of the CP Entities for purposes of Code §414.

"Excess Loss Account" has the meaning set forth in Reg. §1.1502-19.

"Fiduciary" has the meaning set forth in ERISA §3(21).

"Financial Statement" has the meaning set forth in Section 4(g) below.

"GAAP" means United States generally accepted accounting principles as in effect from time to time.

"Indemnified Party" has the meaning set forth in Section 8(d) below.

"Indemnifying Party" has the meaning set forth in Section 8(d) below.

"Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

"Knowledge" means actual knowledge after reasonable investigation.

"Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

"Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

"Most Recent Financial Statements" has the meaning set forth in Section 4(g) below.

"Most Recent Fiscal Month End" has the meaning set forth in Section 4(g) below.

"Most Recent Fiscal Year End" has the meaning set forth in Section 4(g) below.

"Multiemployer Plan" has the meaning set forth in ERISA §3(37).

“Net Revenues” means gross revenues less returns and allowances determined in accordance with GAAP.

"Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

"Party" has the meaning set forth in the preface above.

"PBGC" means the Pension Benefit Guaranty Corporation.

"Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

"Process Agent" has the meaning set forth in Section 10(p) below.

"Prohibited Transaction" has the meaning set forth in ERISA §406 and Code §4975.

"Purchase Price" has the meaning set forth in Section 2(b) below.

"Reportable Event" has the meaning set forth in ERISA §4043.

"Securities Act" means the Securities Act of 1933, as amended.

"Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

"Seller" has the meaning set forth in the preface above.

"Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

"Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

"Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Third Party Claim" has the meaning set forth in Section 8(d) below.

2.         Purchase and Sale of Shares.

(a)        Sale of CP Entities Shares.  On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from Seller, and Seller agrees to sell to the Buyer, that number of shares of the several CP Entities (the “Shares”) indicated opposite Seller’s name on the attached Schedule 2(a) in exchange for the consideration specified below in Section 2(b).

(b)        Purchase Price.  In consideration for the sale of the Shares to Buyer, Buyer agrees to pay to the Seller at the Closing, $1,147,500 (the "Purchase Price") by delivery of (i) cash of $300,000 by wire transfer or delivery of other immediately available funds, and (ii) 212,000 shares of common stock of Buyer (the “Buyer Shares”) for the balance of the Purchase Price.

(c)        The Closing.  The closing of the transaction contemplated by this Agreement (the "Closing") shall take place at the offices of Durham Jones & Pinegar in Salt Lake City, Utah, commencing at 10:00 a.m. local time on or before December 31, 2007, or such other date as the Parties may mutually determine, but in any event no later than January 20, 2007 (the "Closing Date");

(d)        Deliveries at the Closing.  At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 7(a) below, (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Section 7(b) below, (iii) Seller will deliver to the Buyer stock certificates representing the Shares as listed on Schedule 2(a), endorsed in blank or accompanied by duly executed assignment documents, and (iv) the Buyer will deliver to Seller the Purchase Price specified in Section 2(b) above.

(e)        Buyer’s Option.

(i)         Option Price.  In consideration of the payment of the Purchase Price as provided above, Seller hereby grants to Buyer the right, at Buyer’s sole election and option, to purchase all remaining shares of the CP Entities (the “Remaining Shares”) on or before March 1, 2009.  The price for such Remaining Shares shall be an amount equal to the Net Revenues of CPI for the 12 months ending December 31, 2008, as determined by the Auditor multiplied by 49% (the “Buyer’s Option Price”).

(ii)        Exercise of Option.  Buyer may exercise its option to purchase the Remaining Shares at any time on or after January 1, 2009, by giving Seller a minimum of fifteen (15) days written notice.  The closing of the purchase of the Remaining Shares under this Section 2(e) shall occur on or before March 1, 2009 or such later date as the Parties may then agree.  The Buyer’s Option Price may be paid, at the sole option of Buyer, in cash or in shares of Buyer’s common stock valued at the market price for such shares averaged over the five trading days immediately preceding the closing date for such purchase, or in a combination of cash and Buyer’s common stock.

(iii)        Resolution of Personal Obligations.  Seller has personally guaranteed certain obligations of the CP Entities (the “Seller Guarantees”). Upon the exercise and closing of the Buyer’s Option granted above, the CP Entities shall undertake to obtain the release of Seller under any and all Seller Guarantees to relieve Seller of his personal liability thereunder.

(f)         Registration of Buyer Shares. Subject to the terms and conditions of this Agreement, the Buyer shall prepare and file with the SEC, within 90 days from the issuance of the Buyer Shares as part of the Purchase Price as provided in Section 2(b) of this Agreement, a registration statement on SB-2 (or, if the Company is then eligible, on Form S-3) under the Securities Act for the registration of such shares for resale by Seller.

3.         Representations and Warranties Concerning the Transaction.

(a)        Representations and Warranties of the Seller.  Seller represents and warrants to the Buyer that the statements contained in this Section 3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(a)), except as set forth in Schedule 3(a) attached hereto.

(i)         Authorization of Transaction.  The Seller has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions.  The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(ii)         Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which he is bound or to which any of his assets is subject.

(iii)        Brokers' Fees.  The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

(iv)        Investment.  The Seller (A) understands that the Buyer Shares have not been registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) is acquiring the Buyer Shares solely for his own account for investment purposes, and not with a view to the distribution thereof, (C) is a sophisticated investor with knowledge and experience in business and financial matters, (D) has received certain information concerning the Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Buyer Shares, (E) is able to bear the economic risk and lack of liquidity inherent in holding the Buyer Shares, and (F) is an Accredited Investor.

(v)        Shares.  The Seller holds of record and owns beneficially the number of Shares set forth next to his name in Section 4(b) of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands.  The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of the CP Entities (other than this Agreement).  The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the CP Entities.

(b)        Representations and Warranties of the Buyer.  The Buyer represents and warrants to the Seller that the statements contained in this Section 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(b)), except as set forth in Schedule 3(b) attached hereto.

(i)         Organization of the Buyer.  The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(ii)        Authorization of Transaction.  The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.  The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(iii)       Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws.

(iv)       Brokers' Fees.  The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

(v)        Investment.  The Buyer is not acquiring the Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

4.         Representations and Warranties Concerning the CP Entities.  The Seller represents and warrants to the Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the disclosure schedule delivered by the Seller to the Buyer on the date hereof and initialed by the Parties (the "Disclosure Schedule").  Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.  Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).  The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

(a)        Organization, Qualification, and Corporate Power.  Each CP Entity is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.  Each CP Entity is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required.  Each CP Entity has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it.  Section 4(a) of the Disclosure Schedule lists the directors and officers of each CP Entity.  The Seller has delivered to the Buyer correct and complete copies of the charter and bylaws of each CP Entity (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of each CP Entity are correct and complete.  No CP Entity is in default under or in violation of any provision of its charter or bylaws.

(b)        Capitalization.  Section 4(b) of the Disclosure Schedule sets forth for each CP Entity the authorized capital stock, the number of shares issued and outstanding, and the number of shares held in treasury.  All of the issued and outstanding Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Seller as set forth in Section 4(b) of the Disclosure Schedule.  There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the CP Entities to issue, sell, or otherwise cause to become outstanding any of its capital stock.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the CP Entities.  There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the CP Entities.

(c)        Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any CP Entity is subject or any provision of the charter or bylaws of any CP Entity or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any CP Entity is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).  No CP Entity needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

(d)        Brokers' Fees.  No CP Entity has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(e)        Title to Assets.  The CP Entities have good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

(f)         Subsidiaries.  Section 4(f) of the Disclosure Schedule sets forth for each Subsidiary of the CP Entities (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (iv) the number of shares of its capital stock held in treasury.  All of the issued and outstanding shares of capital stock of each Subsidiary of the CP Entities have been duly authorized and are validly issued, fully paid, and nonassessable.  the CP Entities or one of its Subsidiaries holds of record and owns beneficially all of the outstanding shares of each Subsidiary of the CP Entities, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands.  There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any CP Entity to sell, transfer, or otherwise dispose of any capital stock of any of its Subsidiaries or that could require any Subsidiary of the CP Entities to issue, sell, or otherwise cause to become outstanding any of its own capital stock.  There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary of the CP Entities.  There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the CP Entities.  No CP Entity controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary of the CP Entities.

(g)        Financial Statements.  Attached hereto as Exhibit A are the following financial statements (collectively the "Financial Statements"): (i) unaudited balance sheets and statements of income for each CP Entity as of and for the fiscal years ended March 31, 2005, 2006 and 2007 (the "Most Recent Fiscal Year End"); and (ii) unaudited balance sheets and statements of income for each CP Entity (the "Most Recent Financial Statements") as of and for the 8 months ended November 30, 2007 (the "Most Recent Fiscal Month End").  The Financial Statements (including the notes thereto) have not been prepared in accordance with GAAP, however Seller believes that they present fairly the financial condition of the CP Entities as of such dates and the results of operations of each CP Entity for such periods, are correct and complete, and are consistent with the books and records of the CP Entities (which books and records are correct and complete).

(h)        Events Subsequent to Most Recent Fiscal Year End.  Since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of any CP Entity.  Without limiting the generality of the foregoing, since that date:

(i)         No CP Entity has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(ii)        No CP Entity has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $10,000 or outside the Ordinary Course of Business;

(iii)       No party (including any CP Entity) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000 to which any CP Entity is a party or by which any of them is bound;

(iv)       No CP Entity has imposed any Security Interest upon any of its assets, tangible or intangible;

(v)        No CP Entity has made any capital expenditure (or series of related capital expenditures) either involving more than $10,000 or outside the Ordinary Course of Business;

(vi)       No CP Entity has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $10,000 or outside the Ordinary Course of Business;

(vii)       No CP Entity has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $10,000 singly or $10,000 in the aggregate;

(viii)      No CP Entity has delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

(ix)        No CP Entity has cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $10,000 or outside the Ordinary Course of Business;

(x)         No CP Entity has granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(xi)        There has been no change made or authorized in the charter or bylaws of any CP Entity;

(xii)       No CP Entity has issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(xiii)      No CP Entity has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

(xiv)      No CP Entity has experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

(xv)       No CP Entity has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

(xvi)      No CP Entity has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(xvii)     No CP Entity has granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

(xviii)    No CP Entity has adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

(xix)      No CP Entity has made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

(xx)       No CP Entity has made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

(xxi)      There has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving any CP Entity; and

(xxii)     No CP Entity has committed to any of the foregoing.

(i)         Undisclosed Liabilities.  No CP Entity has any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

(j)         Legal Compliance.  Each of the CP Entities, its Subsidiaries, and their respective predecessors and Affiliates has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

(k)        Tax Matters.

(i)         Each CP Entity has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by any CP Entity (whether or not shown on any Tax Return) have been paid. No CP Entity currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any CP Entity does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of any CP Entity that arose in connection with any failure (or alleged failure) to pay any Tax.

(ii)         Each CP Entity has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(iii)        No Seller or director or officer (or employee responsible for Tax matters) of any CP Entity expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of any CP Entity either (A) claimed or raised by any authority in writing or (B) as to which Seller and the directors and officers (and employees responsible for Tax matters) of the CP Entity has Knowledge based upon personal contact with any agent of such authority. Section 4(k) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to any CP Entity for taxable periods ended on or after December 31, 2000, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Seller has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any CP Entity since December 31, 2000.

(iv)        No CP Entity has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v)         No CP Entity has filed a consent under Code §341(f) concerning collapsible corporations.  No CP Entity has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code §280G.  No CP Entity has been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii).  No CP Entity is a party to any Tax allocation or sharing agreement.  No CP Entity (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was one of the CP Entities) or (B) has any Liability for the Taxes of any Person (other than any CP Entity) under Reg.  §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(vi)        Section 4(k) of the Disclosure Schedule sets forth the following information with respect to each CP Entity (or, in the case of clause (B) below, with respect to each of the Subsidiaries) as of the most recent practicable date: (A) the basis of the CP Entities or any Subsidiary in its assets; (B) the basis of the stockholder(s) of the Subsidiary in its stock (or the amount of any Excess Loss Account); (C) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the CP Entities or a Subsidiary; and (D) the amount of any deferred gain or loss allocable to the CP Entities or a Subsidiary arising out of any Deferred Intercompany Transaction.

(vii)       The unpaid Taxes of the CP Entities (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the CP Entities in filing their Tax Returns.

(l)         Real Property.

(i)         Section 4(l)(i) of the Disclosure Schedule lists and describes briefly all real property that any CP Entity owns. With respect to each such parcel of owned real property:

(A)       The identified owner has good and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for installments of special assessments not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto;

(B)       There are no pending or threatened condemnation proceedings, lawsuits, or administrative actions relating to the property or other matters affecting materially and adversely the current use, occupancy, or value thereof;

(C)       The legal description for the parcel contained in the deed thereof describes such parcel fully and adequately, the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), and do not encroach on any easement which may burden the land, and the land does not serve any adjoining property for any purpose inconsistent with the use of the land, and the property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

(D)       All facilities have received all approvals of governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

(E)        There are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of real property;

(F)        There are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein;

(G)       There are no parties (other than the CP Entities) in possession of the parcel of real property, other than tenants under any leases disclosed in Section 4(l)(i) of the Disclosure Schedule who are in possession of space to which they are entitled;

(H)       All facilities located on the parcel of real property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate in accordance with all applicable laws, ordinances, rules, and regulations and are provided via public roads or via permanent, irrevocable, appurtenant easements benefitting the parcel of real property; and

(I)         Each parcel of real property abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefitting the parcel of real property, and access to the property is provided by paved public right-of-way with adequate curb cuts available.

(ii)        Section 4(l)(ii) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to any CP Entity. Seller has delivered to the Buyer correct and complete copies of the leases and subleases listed in Section 4(l)(ii) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Section 4(l)(ii) of the Disclosure Schedule:

(A)       The lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

(B)        The lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

(C)       no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(D)       No party to the lease or sublease has repudiated any provision thereof;

(E)        There are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

(F)        With respect to each sublease, the representations and warranties set forth in subsections (A) through (E) above are true and correct with respect to the underlying lease;

(G)       No CP Entity has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

(H)       All facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

(I)         All facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

(J)         the owner of the facility leased or subleased has good and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for installments of special easements not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto.

(m)       Intellectual Property.

(i)         the CP Entities own or have the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the businesses of the CP Entities as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by any CP Entity immediately prior to the Closing hereunder will be owned or available for use by the CP Entities or the Subsidiary on identical terms and conditions immediately subsequent to the Closing hereunder. Each CP Entity has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

(ii)         No CP Entity has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the Seller and the directors and officers (and employees with responsibility for Intellectual Property matters) of the CP Entities has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any CP Entity must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any CP Entity.

(iii)        Section 4(m)(iii) of the Disclosure Schedule identifies each patent or registration which has been issued to any CP Entity with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which any CP Entity has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which any CP Entity has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Seller has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date). Section 4(m)(iii) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by any CP Entity in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in Section 4(m)(iii) of the Disclosure Schedule:

(A)       The CP Entities possess all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

(B)        The item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C)       No action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

(D)       No CP Entity has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(iv)        Section 4(m)(iv) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that any CP Entity uses pursuant to license, sublicense, agreement, or permission. The Seller has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 4(m)(iv) of the Disclosure Schedule:

(A)        the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(B)        the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above);

(C)        no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(D)       no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(E)        with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

(F)        the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(G)       no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

(H)       no CP Entity has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(v)        To the Knowledge of Seller, no CP Entity will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted and as presently proposed to be conducted.

(n)        Tangible Assets.  the CP Entities own or lease all buildings, machinery, equipment, and other tangible assets necessary for the conduct of their businesses as presently conducted and as presently proposed to be conducted.  Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.

(o)        Inventory.  The inventory of the CP Entities consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the CP Entities.

(p)        Contracts.  Section 4(p) of the Disclosure Schedule lists the following contracts and other agreements to which any CP Entity is a party:

(i)         any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $10,000 per annum;

(ii)         any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to any CP Entity, or involve consideration in excess of $10,000;

(iii)        any agreement concerning a partnership or joint venture;

(iv)        any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $10,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

(v)        any agreement concerning confidentiality or noncompetition;

(vi)        any agreement with any of the Seller and his Affiliates (other than the CP Entities);

(vii)       any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

(viii)      any collective bargaining agreement;

(ix)        any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing severance benefits;

(x)        any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

(xi)        any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of any CP Entity; or

(xii)       any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000.

The Seller has delivered to the Buyer a correct and complete copy of each written agreement listed in Section 4(p) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 4(p) of the Disclosure Schedule.  With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

(q)        Notes and Accounts Receivable.  All notes and accounts receivable of the CP Entities are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the CP Entities.

(r)         Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of any CP Entity.

(s)         Insurance.  Section 4(s) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, Liability, and workers' compensation coverage and bond and surety arrangements) to which any CP Entity has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past 10 years:

(i)         the name, address, and telephone number of the agent;

(ii)        the name of the insurer, the name of the policyholder, and the name of each covered insured;

(iii)        the policy number and the period of coverage;

(iv)        the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(v)        a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither any CP Entity nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof.  Each CP Entity has been covered during the past 10 years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period.  Section 4(s) of the Disclosure Schedule describes any self-insurance arrangements affecting any CP Entity.

(t)         Litigation.  Section 4(t) of the Disclosure Schedule sets forth each instance in which any CP Entity (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.  None of the actions, suits, proceedings, hearings, and investigations set forth in Section 4(t) of the Disclosure Schedule could result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of any CP Entity.  None of the Seller and the directors and officers (and employees with responsibility for litigation matters) of the CP Entities has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against any CP Entity.

(u)        Product Warranty.  Each product manufactured, sold, leased, or delivered by any CP Entity has been in conformity with all applicable contractual commitments and all express and implied warranties, and no CP Entity has any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the CP Entities.  No product manufactured, sold, leased, or delivered by any CP Entity is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease.  Section 4(u) of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for each CP Entity (containing applicable guaranty, warranty, and indemnity provisions).

(v)        Product Liability.  No CP Entity has any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by any CP Entity.

(w)       Employees.  To the Knowledge of any of the Seller and the directors and officers (and employees with responsibility for employment matters) of the CP Entities, no executive, key employee, or group of employees has any plans to terminate employment with any CP Entity.  No CP Entity is a party to or bound by any collective bargaining agreement, nor have any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes.  No CP Entity has committed any unfair labor practice.  None of the Seller and the directors and officers (and employees with responsibility for employment matters) of the CP Entities has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any CP Entity.

(x)        Employee Benefits

(i)         Section 4(x) of the Disclosure Schedule lists each Employee Benefit Plan that any CP Entity maintains, to which any CP Entity contributes or has any obligation to contribute, or with respect to which any CP Entity has any material Liability or potential Liability.

(A)       Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

(B)        All required reports and descriptions (including annual reports (IRS Form 5500), summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of COBRA have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan subject to COBRA.

(C)       All contributions (including all employer contributions and employee salary reduction contributions) which are due have been made within the time period prescribed by ERISA to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the CP Entities. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

(D)       Each such Employee Benefit Plan which is intended to meet the requirements of a "qualified plan" under Code §401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Employee Benefit Plan.

(E)        The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

(F)        The Seller has delivered to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (IRS Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements which implement each such Employee Benefit Plan.

(ii)        With respect to each Employee Benefit Plan that any of the CP Entities, their Subsidiaries, and any ERISA Affiliate maintains, to which any of them contributes or has any obligation to contribute, or with respect to which any of them has any material Liability or potential Liability:

(A)       No such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or threatened.

(B)        There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened. None of the Seller and the directors and officers (and employees with responsibility for employee benefits matters) of the CP Entities has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

(C)       No CP Entity has incurred, and none of the Seller and the directors and officers (and employees with responsibility for employee benefits matters) of the CP Entities has any reason to expect that any CP Entity will incur, any Liability to the PBGC (other than with respect to PBGC premium payments not yet due) or otherwise under Title IV of ERISA (including any withdrawal liability as defined in ERISA §4201) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan, or under COBRA with respect to any such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

(iii)        None of the CP Entities, their Subsidiaries, and any ERISA Affiliate contributes to, has any obligation to contribute to, or has any Liability (including withdrawal liability as defined in ERISA §4201) under or with respect to any Multiemployer Plan.

(iv)        No CP Entity maintains, contributes to or has an obligation to contribute to, or has any material Liability or potential Liability with respect to, any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with COBRA).

(y)        Guaranties.  No CP Entity is a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

(z)        Environmental, Health, and Safety Matters

(i)         Each of the CP Entities, their Subsidiaries, and their respective predecessors and Affiliates has complied and is in compliance with all Environmental, Health, and Safety Requirements.

(ii)        Without limiting the generality of the foregoing, each of the CP Entities, their Subsidiaries and their respective Affiliates has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business; a list of all such permits, licenses and other authorizations is set forth on the attached "Environmental and Safety Permits Schedule."

(iii)        Neither the CP Entities, their Subsidiaries, nor their respective predecessors or Affiliates has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

(iv)        None of the following exists at any property or facility owned or operated by the CP Entities or their Subsidiaries: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

(v)         None of the CP Entities, their Subsidiaries, or their respective predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental, Health, and Safety Requirements.

(vi)        Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

(vii)       Neither the CP Entities, their Subsidiaries, nor any of their respective predecessors or Affiliates has, either expressly or by operation of law, assumed or undertaken any Liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

(viii)      No facts, events or conditions relating to the past or present facilities, properties or operations of the CP Entities, their Subsidiaries, or any of their respective predecessors or Affiliates will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

(aa)      Certain Business Relationships with the CP Entities and Their Subsidiaries.  None of the Seller and his Affiliates has been involved in any business arrangement or relationship with any CP Entity within the past 12 months, and none of the Seller and his Affiliates owns any asset, tangible or intangible, which is used in the business of any CP Entity.

(bb)      Disclosure.  The representations and warranties contained in this Section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4 not misleading.

5.          Pre-Closing Covenants.  The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

(a)        General.  Each of the Parties will use his reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

(b)        Notices and Consents.  The Seller will cause each CP Entity to give any notices to third parties, and will cause each CP Entity to use its reasonable best efforts to obtain any third party consents, that the Buyer reasonably may request in connection with the matters referred to in Section 4(c) above.  Each of the Parties will (and the Seller will cause each CP Entity to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(a)(ii), Section 3(b)(ii), and Section 4(c) above.

(c)        Operation of Business.  The Seller will not cause or permit any CP Entity to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business.  Without limiting the generality of the foregoing, the Seller will not cause or permit any CP Entity to (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 4(h) above.

(d)        Preservation of Business.  The Seller will cause each CP Entity to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

(e)        Full Access.  Seller will permit, and Seller will cause each CP Entity to permit, representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations the CP Entities, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to each CP Entity.

(f)         Notice of Developments.  The Seller will give prompt written notice to the Buyer of any material adverse development causing a breach of any of the representations and warranties in Section 4 above.  Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of his own representations and warranties in Section 3 above.  No disclosure by any Party pursuant to this Section 5(f), however, shall be deemed to amend or supplement Schedule 3(a), Schedule 3(b), or the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

(g)        Exclusivity.  Seller will not (and Seller will not cause or permit any CP Entity to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of any CP Entity (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.  Seller will not vote his Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange.  The Seller will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

6.         Post-Closing Covenants.  The Parties agree as follows with respect to the period following the Closing.

(a)        General.  In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below).  The Seller acknowledges and agrees that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the CP Entities.

(b)        Litigation Support.  In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any CP Entity, each of the other Parties will cooperate with him or it and his counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

(c)        Transition.  Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any CP Entity from maintaining the same business relationships with the CP Entities after the Closing as it maintained with the CP Entities prior to the Closing.

(d)        Confidentiality.  Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his possession.  In the event that Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6(d).  If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Seller may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller shall use his reasonable best efforts to obtain, at the reasonable request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.  The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

(e)        Covenant Not to Compete.  For a period of five years from and after the closing of the sale of the Remaining Shares under either the Buyer’s Option or the Seller’s Option under Section 2, above, Seller will not engage directly or indirectly in any business that any CP Entity conducts as of the Closing Date in any geographic area in which any CP Entity conducts that business as of the Closing Date; provided, however, that no owner of less than 1% of the outstanding stock of any publicly-traded corporation shall be deemed to engage solely by reason thereof in any of its businesses.  If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6(e) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(f)         Operation of Business.  Seller will not cause or permit the CP Entities to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business.  Without limiting the generality of the foregoing, Seller will not cause or permit the CP Entities or any Subsidiary of the CP Entities to (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, (ii) offer or sell any equity or debt securities for cash or other consideration, or (iii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 4(h) above without the prior written consent of Buyer.  Following the Closing, the number of members of board of directors of the CP Entities will be adjusted to five, of which Buyer shall appoint three and Seller shall appoint two directors. Following the Closing, Buyer shall cause the CP Entities to remain current and in good standing under all loan and other agreements underlying the Seller Guarantees until those obligations have been paid in full or the requisite releases obtained as provided in Section 2(e)(iii) above.

7.          Conditions to Obligation to Close.

(a)         Conditions to Obligation of the Buyer.  The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)         The representations and warranties set forth in Section 3(a) and Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

(ii)         The Seller shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

(iii)        the CP Entities shall have procured all of the third party consents specified in Section 5(b) above;

(iv)        No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Buyer to own Shares and to control the CP Entities, or (D) affect adversely the right of any CP Entity to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(v)         The Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 7(a)(i)-(iv) is satisfied in all respects;

(vi)        The Buyer shall have received from counsel to the Seller an opinion in form and substance as set forth in Exhibit B attached hereto, addressed to the Buyer, and dated as of the Closing Date;

(vii)       All actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

The Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

(b)        Conditions to Obligation of the Seller.  The obligation of the Seller to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(i)         The representations and warranties set forth in Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date;

(ii)         The Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii)        No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv)        The Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Section 7(b)(i)-(iii) is satisfied in all respects;

(v)         The Seller shall have received from counsel to the Buyer an opinion in form and substance as set forth in Exhibit C attached hereto, addressed to the Seller, and dated as of the Closing Date; and

(vi)        All actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

The Seller may waive any condition specified in this Section 7(b) if he executes a writing so stating at or prior to the Closing.

8.         Remedies for Breaches of This Agreement.

(a)        Survival of Representations and Warranties.  All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing) and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

(b)        Indemnification Provisions for Benefit of the Buyer.

(i)         In the event Seller breaches (or in the event any third party alleges facts that, if true, would mean the Seller has breached) any of his representations, warranties, and covenants contained herein (other than the covenants in Section 2(a) above and the representations and warranties in Section 3(a) above), and, if there is an applicable survival period pursuant to Section 8(a) above, provided that the Buyer makes a written claim for indemnification against the Seller pursuant to Section 11(g) below within such survival period, then the Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

(ii)         In the event Seller breaches (or in the event any third party alleges facts that, if true, would mean the Seller has breached) any of his covenants in Section 2(a) above or any of his representations and warranties in Section 3(a) above, and, if there is an applicable survival period pursuant to Section 8(a) above, provided that the Buyer makes a written claim for indemnification against the Seller pursuant to Section 11(g) below within such survival period, then the Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

(iii)        Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of any CP Entity (x) for any Taxes of the CP Entities with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with Section 9(c)) to the portion of such period beginning before and ending on the Closing Date), to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet, and (y) for the unpaid Taxes of any Person (other than any CP Entity) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(iv)           Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by Seller’s conduct of the business of the CP Entities both before and after the Closing.

(c)        Indemnification Provisions for Benefit of the Seller.  In the event the Buyer breaches (or in the event any third party alleges facts that, if true, would mean the Buyer has breached) any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to Section 8(a) above, provided that Seller makes a written claim for indemnification against the Buyer pursuant to Section 11(g) below within such survival period, then the Buyer agrees to indemnify Seller from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

(d)        Matters Involving Third Parties.

(i)         If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

(ii)         Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(iii)        So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

(iv)        In the event any of the conditions in Section 8(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8.

(e)        Determination of Adverse Consequences.  All indemnification payments under this Section 8 shall be deemed adjustments to the Purchase Price.

(f)         Other Indemnification Provisions.  The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy (including without limitation any such remedy arising under Environmental, Health, and Safety Requirements) any Party may have with respect to the CP Entities, their Subsidiaries, or the transactions contemplated by this Agreement.  Seller hereby agrees that he will not make any claim for indemnification against any CP Entity by reason of the fact that het was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Buyer against such Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

9.          Tax Matters.  The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain tax matters following the Closing Date:

(a)         Tax Periods Ending on or Before the Closing Date.  Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the CP Entities for all periods ending on or prior to the Closing Date which are filed after the Closing Date.  Buyer shall permit the CP Entities to review and comment on each such Tax Return described in the preceding sentence prior to filing.  Seller shall reimburse Buyer for Taxes of the CP Entities with respect to such periods within fifteen (15) days after payment by Buyer or the CP Entities of such Taxes to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet.

(b)         Tax Periods Beginning Before and Ending After the Closing Date.  Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the CP Entities for Tax periods which begin before the Closing Date and end after the Closing Date.  Seller shall pay to Buyer within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet.  For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date.  Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date.  All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the CP Entities.

(c)         Cooperation on Tax Matters.

(i)         Buyer, the CP Entities and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. the CP Entities and Seller agree (A) to retain all books and records with respect to Tax matters pertinent to the CP Entities relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the CP Entities or Seller, as the case may be, shall allow the other party to take possession of such books and records.

(ii)         Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iii)        Buyer and Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

(d)        Tax Sharing Agreements.  All tax sharing agreements or similar agreements with respect to or involving the CP Entities shall be terminated as of the Closing Date and, after the Closing Date, the CP Entities shall not be bound thereby or have any Liability thereunder.

(e)        Certain Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid by Seller when due, and Seller will, at his own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

10.        Termination.

(a)         Termination of Agreement.  Certain of the Parties may terminate this Agreement as provided below:

(i)         The Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii)         The Buyer may terminate this Agreement by giving written notice to the Seller on or before the 30th day following the date of this Agreement if the Buyer is not reasonably satisfied with the results of its continuing business, legal, environmental, and accounting due diligence regarding the CP Entities;

(iii)        The Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (A) in the event the Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach or (B) if the Closing shall not have occurred on or before January 20, 2008, by reason of the failure of any condition precedent under Section 7(a) hereof unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

(iv)        The Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach or (B) if the Closing shall not have occurred on or before January 20, 2008, by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from Seller themselves breaching any representation, warranty, or covenant contained in this Agreement).

(b)        Effect of Termination.  If any Party terminates this Agreement pursuant to Section 10(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

11.        Miscellaneous.
(a)        Press Releases and Public Announcements.  No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Buyer and the Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

(b)        No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c)        Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

(d)        Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Seller; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(e)        Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(f)         Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)        Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Seller:

David M. Rothbart
c/o Court Programs
4122 123rd Trail N.
West Palm Beach, FL 33411-8927

Copy to:
n/a
__________________________
__________________________

If to the Buyer:

RemoteMDx, Inc.
150 West Civic Center Drive
Suite 400
Sandy, Utah 84070

Copy to:
Durham Jones & Pinegar, PC
Attn: Kevin R. Pinegar, Esq.
111 East Broadway, Suite 900
Salt Lake City, Utah 84111

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(h)        Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Utah without giving effect to any choice or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah.

(i)         Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(j)         Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k)        Expenses.  Each of the Parties, the CP Entities, and their Subsidiaries will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.  The Seller agrees that no CP Entity has borne or will bear any of the Seller’s costs and expenses (including any of his legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

(l)         Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word "including" shall mean including without limitation.  The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.  If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

(m)       Incorporation of Exhibits, Annexes, and Schedules.  The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(n)        Specific Performance.  Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

(o)        Submission to Jurisdiction.  Each of the Parties submits to the jurisdiction of any state or federal court sitting in Salt Lake City, Utah, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.  Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.  Nothing in this Section 10(o), however, shall affect the right of any Party to bring any action or proceeding arising out of or relating to this Agreement in any other court or to serve legal process in any other manner permitted by law or at equity.  Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

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[Signatures appear on following page.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on December 21, 2007, effective December 1, 2007.

REMOTEMDX, INC.

By:          Michael G. Acton
Title:       Chief Financial Officer

David M. Rothbart
David M. Rothbart, (an individual)